EXHIBIT 10.22
                       ROBERTSON-CECO CORPORATION
                          EMPLOYMENT AGREEMENT


     AGREEMENT entered into as of the 15th day of July, 1993, by and between Robertson-Ceco Corporation, a Delaware corporation (hereinafter referred to as the "Corporation"), and Denis N. Maiorani of Groton, Massachusetts (hereinafter referred to as "Executive").

     The parties hereto, each in consideration of the premises and of the joinder of the other herein, hereby agree as follows:

     1. Term. The Corporation hereby retains Executive and, subject to the provisions of Section 6 below, Executive hereby agrees to serve the Corporation for the period commencing upon the date of this Agreement and continuing until July 14, 1996, (the "Term"), all on the basis and upon the terms and conditions hereinafter set forth.

     2. Powers and Duties. Subject to the provisions of Sections 6 and 7 below, during the Term Executive agrees to serve the Corporation in Boston, Massachusetts (or such other location as the Board of Directors of the Corporation (the "Board") may determine), in such senior executive capacity as may be designated by the Board. Contemporaneously with this Agreement, the Board has elected Executive as President of the Corporation. Executive shall have all the powers and duties consistent with such positions subject to the direction of the Board.

     3. Services Covered by this Agreement. All services which Executive shall perform for the Corporation and its subsidiaries during the Term shall be deemed to be services covered by this Agreement and by the compensation herein provided for, and in the absence of agreement to the contrary Executive shall not be entitled to any additional compensation therefor.

     4. Base Salary. The Executive's base salary shall accrue at a minimum rate of Three Hundred and Sixty-three Thousand Dollars ($363,000) per annum which shall be subject to periodic upward adjustments in accordance with the policies of the Corporation from time to time in effect (such salary as adjusted being hereinafter referred to as "Base Salary").

     5. Additional Compensation. In addition to the Base Salary, Executive shall be entitled to the following:

     (a) Executive shall be entitled to participate in the Corporation's Management Incentive Plan and Performance Evaluation Program, proposed Long Term Incentive Plan, and any other compensation and pension and welfare benefit plans of the Corporation for the benefit of its officers and key employees from time to time in effect (subject to the terms of such plans as amended from time to time), and to receive all such other fringe benefits and perquisites as the Corporation shall from time to time make generally available to other officers of the Corporation, provided, however, the Corporation shall provide, with respect to all awards to Executive under any long term incentive plan of the Corporation, that, except in the event of a discharge for Cause or resignation without Good Reason, all such awards shall be fully vested and deemed to be accrued upon the Date of Termination (as defined in Paragraph 6(d)(iii)).

     (b) Executive shall be entitled to four (4) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, and to paid holidays given by the Corporation to its domestic employees generally, without reduction in salary or other benefits.

     (c) The Corporation shall provide Executive with a free parking space in the 222 Berkeley Street parking garage (or other garage in the building where the
Corporation then has its principal executive offices) during the Term of this Agreement.
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     (d) The Corporation shall reimburse Executive, upon proper accounting, for the cost of an annual physical examination during the Term of this Agreement.

     6. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 6, the Corporation shall continue to employ Executive and Executive shall remain employed by the Corporation during the entire Term of this Agreement as set forth in Paragraph 1. Paragraph 7 hereof sets forth certain obligations of the Corporation in the event that Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 6 and in Paragraph 7 hereof are defined in Paragraph 6(d) below. Upon termination, Executive shall promptly resign all offices, directorships and other positions held in or on behalf of the Corporation.

     (a) Death or Disability. Except to the extent otherwise provided in Paragraph 7(b) with respect to certain post-Date of Termination payment obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event of Executive's death or in the event that Executive becomes disabled. Executive will be deemed to be disabled upon the earlier of (i) the end of a twelve (12) consecutive month period during which, by reason or physical or mental injury or disease, Executive has been unable to perform substantially Executive's usual and customary duties under this Agreement and (ii) the date that a reputable physician selected by the Board to whom Executive has no reasonable objection determines in writing that Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of Executive's usual and customary duties under this Agreement for a period of at least twelve (12) consecutive months. If any question arises as to whether Executive is disabled, upon reasonable request therefor by the Board, Executive shall submit to reasonable medical examination by a reputable physician selected by the Board for the purpose of determining the existence, nature and extent of any such disability. In the event of disability, the Board shall promptly give Executive written notice in accordance with Paragraph 13, that Executive has been deemed to be disabled pursuant to this Paragraph and that this Agreement shall terminate by reason thereof. In the event of disability, until the Date of Termination, the Base Salary payable to Executive under Paragraph 4 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to Executive in accordance with any disability policy or program of the Corporation.

     (b) Discharge for Cause or Resignation for Good Reason. In accordance with the procedures hereinafter set forth, the Board may discharge Executive from his employment hereunder for Cause and Executive may resign from his employment hereunder for Good Reason. Except to the extent otherwise provided in Paragraph 7(a) (in the case of a discharge for Cause) or Paragraph 7(c) (in the case of a resignation for Good Reason), with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event Executive is discharged for Cause or resigns for Good Reason. Any discharge of Executive by the Board for Cause or resignation by Executive for Good Reason shall be communicated by a Notice of Termination to Executive (in the case of discharge) or to the Board (in the case of resignation) given in accordance with Paragraph 13 of this Agreement. In the case of a discharge of Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and reasonable opportunity for Executive, together with Executive's counsel, to be heard before the Board prior to such vote), finding that in the reasonable and good faith opinion of the Board Executive was culpable of conduct constituting Cause. No purported termination of Executive's employment for Cause shall be effective without a Notice of Termination. The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstances in enforcing Executive's rights hereunder.

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     (c)  Termination for Other Reasons.  The Corporation may discharge
Executive without Cause by giving written notice to Executive in accordance with Paragraph 13. The Executive may resign from his employment without Good Reason by giving at least sixty (60) days prior written notice to the Corporation in accordance with Paragraph 13. Except to the extent otherwise provided in Paragraph 7(a) (in the case of a resignation without Good Reason) or Paragraph 7(c) (in the case of a discharge without Cause), with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event Executive is discharged without Cause or resigns without Good Reason.

     (d) Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:


          (i) "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) Executive's Base Salary under Paragraph 4 through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Date of Termination to the extent not theretofore paid, and (C) the amount of any vacation pay, expense reimbursements and other cash entitlement accrued by Executive as of the Date of Termination to the extent not theretofore paid. For the purpose of this Paragraph 6 (d)(i), amounts shall be deemed to accrue ratably over the period during which they are earned.

          (ii) "Cause" shall mean any of the following that is materially and demonstrably detrimental to the goodwill of the Corporation or materially and demonstrably damaging to the relationships of the Corporation with its customers, suppliers or employees: (A) except in the event of Executive's disability, an act of willful misconduct or gross negligence by Executive in the performance of his material duties or obligations to the Corporation which continues after written notice is received by Executive specifying the alleged failure in reasonable detail, or (B) conviction of Executive of a felony involving moral turpitude, or (C) a material act of dishonesty or breach of trust on the part of Executive resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Corporation.

          (iii) "Date of Termination" shall mean (A) in the event of a discharge of Executive by the Board for Cause or a resignation by Executive for Good Reason, the date Executive (in the case of discharge) or the Board (in the case of resignation) receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of Executive without Cause the date specified in the written notice to Executive, (C) in the event of a resignation by Executive without Good Reason, the later of any date specified in the written notice to the Board and the date sixty (60) days from the date of such written notice, (D) in the event of Executive's death, the date of Executive's death, and (E) in the event of termination of Executive's employment by reason of disability, the date Executive receives written notice of such termination (or, if later, twelve (12) months from the date that Executive shall have been deemed to be disabled pursuant to Paragraph 6(a)).

          (iv) "Good Reason" shall mean any of the following: (A) the assignment to Executive of any duties inconsistent in any material respect with Executive's positions with the Corporation as set forth in this Agreement (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 2 or any action by the Corporation which results in diminution in such positions, authority, duties or responsibilities, including not electing Executive as Chief Executive Officer within one (1) year from the date of this Agreement (provided, that not electing Executive a Chief Executive Officer shall only be deemed Good Reason if the Executive gives Notice of Termination within the fifteen (15) day period following the date which is one (1) year from the date of this Agreement), but excluding for this purpose any isolated, insubstantial and inadvertent action not

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taken in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof given by Executive in accordance with Paragraph
13; or (B) any failure by the Corporation to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof specifying the alleged failure in reasonable detail given by Executive in accordance with Paragraph 13; or (C) the Corporation shall fail to maintain directors' and officers' insurance, having coverages and dollar limitations which are consistent with those of companies of the Corporation's industry and size, unless after reasonable efforts such insurance is unobtainable by the Corporation.

          (v) "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date.

     7.   Obligations of the Corporation Upon Termination.

     (a) Discharge for Cause or Resignation without Good Reason. In the event of a discharge of Executive for Cause pursuant to Paragraph 6(b) or resignation by Executive without Good Reason pursuant to Paragraph 6(c):

          (i) the Corporation shall pay to Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; and

          (ii) Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Corporation in such manner and at such time as are provided under the terms of such plans and arrangements; and

          (iii) all other obligations of the Corporation hereunder shall cease forthwith; provided, however, that this clause shall not affect any benefits to which employees generally upon termination would be entitled under the terms of welfare and fringe benefit plans and programs.

     (b) Death or Disability. In the event this Agreement terminates pursuant to Paragraph 6(a) by reason of the death or disability of Executive:

          (i) the Corporation shall pay all Accrued Obligations to Executive, or to his heirs or estate in the event of Executive's death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

          (ii) the Corporation shall continue to pay to Executive, or to his heirs or estate in the event of Executive's death, for a period of six (6) months from the Date of Termination, reduced, in the case of disability, dollar-for-dollar by the amount of any disability benefits paid to the Executive in accordance with any disability policy or program of the Corporation, without duplication of any such reduction pursuant to Paragraph 6(a), (A) Executive's Base Salary in effect on the Date of Termination as determined under Paragraph 4; and (B) in the case of disability, all amounts and provide all other benefits to which Executive would have been entitled as if he had continued to be employed by the Corporation for such period; and

          (iii) the Executive, or his beneficiary, heirs or estate in the event of the Executive's death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Corporation in such manner and at such time as are provided under the terms of such plans and arrangements; and

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          (iv) all other obligations of the Corporation hereunder shall cease forthwith; provided, however, that this clause shall not affect any benefits to which employees generally upon termination would be entitled under the terms of welfare and fringe benefit plans and programs.

     (c) Discharge without Cause or Resignation for Good Reason. In the event that Executive is discharged other than for Cause or Executive resigns with Good Reason pursuant to Paragraph 6(b):

          (i) the Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within thirty (30) days after the Date of Termination; and

          (ii) the Corporation shall continue to pay Executive (A) in the case of resignation for Good Reason pursuant to Paragraph 6(d)(iv)(D), for a period of eighteen (18) months after the Date of Termination, and (B) in all other cases, for a period equal to the greater of eighteen (18) months after the Date of Termination and the then-remaining term of this Agreement, (x) Executive's Base Salary in effect on the Date of Termination as determined under Paragraph 4; and (y) all amounts and provide all other benefits to which Executive would have been entitled as if he had continued to be employed by the Corporation for such period; and

          (iii) Executive shall be entitled to receive all benefits accrued by him as of the termination of the period specified in clause (ii) above under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Corporation in such manner and at such time as are provided under the terms of such plans; and

          (iv) all other obligations of the Corporation hereunder shall cease forthwith; provided, however, that this clause shall not affect any benefits applicable to which employees generally upon termination would be entitled under the terms of welfare and fringe benefit plans and programs.

     8. Confidentiality. Except for and on behalf of the Corporation with the consent of or as directed by the Board, Executive shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Corporation and its subsidiaries which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude Executive from disclosing information (i) to parties retained to perform services for the Corporation or its subsidiaries, or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of Executive, appropriate or necessary to further the best interests of the Corporation or its subsidiaries, or (iii) as may be required by law.

     9. Property of the Corporation. All papers, books and records of every kind and description relating to the business and affairs of the Corporation and its subsidiaries, whether or not prepared by Executive, other than personal notes prepared by or at direction of Executive, shall be the sole and exclusive property of the Corporation, and Executive shall surrender them to the Corporation at any time upon request by the Board.

     10.  Time and Effort.    Executive agrees to devote his full business time
and best efforts to the performance of his designated duties in furtherance of the Corporation's business. However, Executive may act as a director or trustee of business corporations, foundations or charities and may participate in reasonable amounts of public interest and related work. Executive acknowledges that the Corporation has rights to protect trade secrets and other confidential and proprietary information relating to its products, services, customers, processes and other aspects of its business, whether produced by it or otherwise owned by it, and acknowledges that the Corporation has not waived any of those rights in favor of Executive.

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     11.  Competition.     Executive further agrees that, during the
Protected Period (as defined below), he will not compete, directly or indirectly, with the business of the Corporation. The phrase "complete, directly or indirectly, with the business of the Corporation" as used herein, shall mean engaging or having an interest, directly or indirectly, as owner, employee, partner, through stock ownership (other than less than 5% of the outstanding stock of a publicly-traded corporation), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the formation, funding or operation of any type of group, business or enterprise ten percent (10%) or more of the revenue of which (in the four most recent fiscal quarters) is derived from the manufacture and/or sale of products, or provision of services, similar to those manufactured and sold, or provided, by the Corporation or its subsidiaries or partnerships in which the Corporation has an interest at the time of the alleged competition or which performs similar functions to those performed by such products, or which are improvements or replacements therefor. The Protected Period shall be the period during which Executive is employed by the Corporation plus, if Executive's employment with the Corporation ends under circumstances described in Section 6 hereof otherwise than pursuant to Section 7(c), one year after Executive's employment so ends.

     12. Nature of Services. The parties hereto agree that the services of Executive are of a personal, special, unique and extraordinary character and cannot be replaced by the Corporation, that the violation by Executive of his agreements in Sections 8, 10 and 11 hereof may cause the Corporation irreparable harm which could not reasonably or adequately be compensated in damages in an action at law, and that his agreements in Sections 8, 10 and 11 hereof shall therefore be enforceable both at law and in equity, by injunction and otherwise.
The remedies of the Corporation hereunder, and at law and in equity, shall be cumulative and not alternative, and shall not be exhausted by any one or more uses thereof.

     13. Notices. Any notice hereunder shall be effective when mailed by REGISTERED or CERTIFIED MAIL, postage and other charges pre-paid, in the case of Executive, addressed to him at Box 685, Groton, Massachusetts 01450, and in the case of the Corporation, addressed to it at 222 Berkeley Street, Boston, Massachusetts 02116, Attention: General Counsel, or at such other address as either of the parties shall have last designated by notice given in like manner to the other of them.

     14. Amendment; Waiver; Assignment. No provisions of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto, and no custom, act, payment, favor or indulgence shall grant any additional right to Executive or be deemed a waiver by the Corporation of any of Executive's obligations hereunder or release Executive therefrom or impose any additional obligation upon the Corporation, nor shall any assent, express or implied, by the Corporation to, or waiver by the Corporation of, any breach by Executive of any term or provision hereof be deemed to be an assent or waiver by the corporation to or of any succeeding breach of the same or any other term or provision. This Agreement is personal to and shall not be assignable by Executive, but shall inure to the benefit of the respective parties hereto and their respective heirs, successors and assigns.

     15. Enforceability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     16. Governing Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

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     17.  Entire Understanding; Miscellaneous.  This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral and written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this
Agreement or to limit or otherwise affect the meaning hereof.

     WITNESS the execution hereof under seal the day and year first above written.

                              ROBERTSON-CECO CORPORATION

     [CORPORATE SEAL]
                                        /s/  George S. Pultz
                              By:-----------------------------
                                  George S. Pultz, Vice President,
                                  General Counsel and Secretary

                              EXECUTIVE


                                     /s/  Denis N. Maiorani
                              ------------------------------------------
                              Denis N. Maiorani




































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